EXHIBIT 11.0

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND POTENTIAL COMMON SHARE

(In thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
BASIC
Net income (loss)	$21,469	$11,783	$(29,517)	$(34,863)

Applicable Share of Computation of Income per Share:
Weighted average common shares outstanding	358,824	361,262	358,972	361,535

Net Income (Loss) Per Common Share—Basic:
Net income (loss) per common share	$0.06	$0.03	$(0.08)	$(0.10)

DILUTED
Net income (loss)	$21,469	$11,783	$(29,517)	$(34,863)

Applicable Shares for Computation of Net Income Per Share:
Weighted average common shares outstanding	358,824	361,262	358,972	361,535
Weighted average common equivalent shares arising from:
Dilutive stock options and restricted stock units	2,057	2,657	—	—

Weighted average number of common and potential common shares	360,881	363,919	358,972	361,535

Net Income (Loss) Per Common Share—Diluted:
Net income (loss) per common share	$0.06	$0.03	$(0.08)	$(0.10)